Exhibit 19.1

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Company Securities

This Policy provides guidelines to employees, officers, directors and consultants of Eyenovia, Inc. and any subsidiaries (the “Company”) with respect to transactions in the Company’s securities and the disclosure of material nonpublic information regarding the Company.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants or convertible debentures, as well as to derivative securities relating to the Company’s stock, such as exchange-traded options, whether or not issued by the Company. It applies to all officers of the Company and their assistants, all directors, all employees of the Company, and all consultants to the Company who receive or have access to material, nonpublic information (“Inside Information”) regarding the Company (collectively, “Insiders”). This Policy also applies to (i) members of an Insider’s immediate family (including, without limitation, domestic partners and adopted or step-children) or other persons living in the same household as the Insider (other than household employees); (ii) all persons who execute trades on behalf of Insiders; and (iii) investment funds, trusts, retirement plans, partnerships, corporations and other entities over which Insiders have control or have the ability to influence or direct investment decisions concerning securities (the persons and entities covered by clauses (i) through (iii) above are sometimes referred to in this Policy as “Affiliated Persons”) and to any person who receives Inside Information from any Insider or Affiliated Person (such persons, together with Insiders and Affiliated Persons, “Covered Persons”).

Any person who possesses Inside Information regarding the Company is subject to this Policy for so long as the information is either material or not publicly known, even after such person’s termination of employment by or affiliation with the Company.

Statement of Policy

It is the policy of the Company to oppose the misuse of Inside Information in securities trading and the unauthorized disclosure of any nonpublic information acquired in the workplace. In addition, federal and state laws prohibit “insider trading,” the purchase or sale of securities in breach of a fiduciary duty or other relationship of trust and confidence, on the basis of material nonpublic information about the security.

1.Trading on Inside Information. No Covered Person shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell (other than certain transactions subject to specific exceptions as described below under “Certain Exceptions”), during any period commencing with the date that he or she first possesses Inside Information concerning the Company, and ending at the close of business on the second full Trading Day following the date of public disclosure of such information via press release (or other method of broad public dissemination) or at such time as such information is no longer material, as advised by the Company. As used herein, the term “Trading Day” shall mean a day on which the stock exchange or market on which the Company’s stock trades is open for trading.

2.Tipping. No Covered Person may disclose (“tip”) Inside Information to any other person (including family members, close friends and financial and personal counselors) where such information may be used by such person to engage in transactions in securities on the basis of that information, nor shall such Covered Person make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities. This policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties.

3.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden even after termination of employment by or affiliation with the Company.

Potential Criminal and Civil
Liability and/or Disciplinary Action

The U.S. Securities and Exchange Commission (the “SEC”), the stock exchanges and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to uncover insider trading. In addition, the SEC and criminal prosecutors vigorously enforce insider trading laws.

1.Liability for Insider Trading. Covered Persons may be subject, in addition to disgorgement of profits (or of losses avoided), to criminal penalties of up to $5,000,000 and up to 20 years in jail for violating federal insider trading laws. The Company could also be subject to federal civil fines as a result of such violations by Covered Persons. Violations of applicable state securities laws related to insider trading may also subject Covered Persons and the Company to additional penalties.

2.Liability for Tipping. Covered Persons may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed

Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Regulatory authorities have imposed large penalties even when the disclosing person did not profit from the trading.

3.Possible Disciplinary Actions. Insiders who violate this Policy may also be subject to disciplinary action by the Company, which may include, but is not limited to, ineligibility for future participation in the Company’s equity incentive plans, termination and/or referral to appropriate law enforcement and regulatory authorities. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law.

Guidelines

1.Trading Windows and Blackout Periods.

To ensure compliance with this Policy and applicable federal and state securities laws, subject to specific exceptions as described below under “Certain Exceptions”, directors and officers of the Company, as well as certain employees as designated by the Chief Executive Officer, may not conduct transactions involving the Company’s securities other than during the period in any fiscal quarter commencing at the close of business on the second full Trading Day following the Company’s disclosure via press release (or other method of broad public dissemination) of the financial results of the Company for the prior fiscal quarter or year and ending at the close of business on the last day of the last month of the fiscal quarter (each, a “Trading Window”).

The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first few Trading Days of the Trading Window. Periods outside of a Trading Window (“Blackout Periods”) are particularly sensitive periods of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is due to the fact that officers, directors and certain other persons will, as any quarter progresses, be increasingly likely to possess Inside Information about the Company’s expected financial results for the quarter. Therefore, such persons may not transaction in the Company’s securities during any Blackout Period.

It should be noted that even during a Trading Window any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full Trading Days. Each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor”, and all Covered Persons should use good judgment at all times.

From time to time, the Company may impose on certain Covered Persons a special Blackout Period during an otherwise open Trading Window because of developments known to the Company and not yet disclosed to the public. In such event, the Company may notify particular individuals that they should not engage in any transaction involving the Company’s securities during such period and should not disclose to others the fact that the Trading Window has been closed.

2.Hedging, Margin Accounts and Pledging. Hedging, holding securities of the Company in margin accounts, and pledging Company securities as collateral for a loan are strongly discouraged. Hedging (such as use of prepaid variable forwards, equity swaps, collars or otherwise) can have unintended consequences, and margin accounts authorize brokers to sell stock to cover amounts owed to them. A forced sale could occur at a time when the individual has knowledge of Inside Information about the Company. A similar result can occur when Company stock is pledged as collateral for a loan.

3.Pre-clearance of Trades. The Company has determined that all officers and directors of the Company should refrain from trading in the Company’s securities, even during a Trading Window, without first complying with the Company’s mandatory “pre-clearance” procedures, a copy of which is attached hereto as Exhibit A. Officers and directors should contact the Company’s Chief Executive Officer prior to initiating any transaction in the Company’s securities. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors. The existence of the foregoing pre-clearance procedures does not in any way obligate the Company to approve any transaction for which pre-clearance is sought.

If pre-clearance is granted for a particular transaction, the transaction should be completed promptly, and in any event within three Trading Days following receipt of pre-clearance unless an exception is granted (provided that if you become aware of material nonpublic information before executing the transaction, you must cancel the transaction). Approved transactions that are not effected within this period will be subject to receiving pre-clearance again.

4.Individual Responsibility. Every Insider of the Company has the individual responsibility to comply with this Policy against insider trading (and to ensure compliance with this Policy by his or her Affiliated Persons). Appropriate judgment should be exercised in connection with any transactions in the Company’s securities.

A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information
and Trading Regarding Other Companies

This Policy and the guidelines described herein also apply to Inside Information relating to other companies, including the Company’s collaborative partners, customers, vendors and suppliers (collectively, “business partners”), as well as companies with which trading in the Company’s securities is highly correlated, such as other companies developing products or product candidates targeting indications that are similar to those the Company is pursuing. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners and companies with which trading in the Company’s securities is highly correlated. All Insiders should treat Inside Information about the Company’s business partners and companies with which trading in the Company’s securities is highly correlated with the same care as is required with respect to information relating directly to the Company.

Inside Information

As described above, “Inside Information”, for the purposes of this Policy, is material, nonpublic information.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a transaction in the Company’s securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, such information should always be considered carefully to determine whether it is material. Examples of such information may include:

•	Clinical and preclinical trial results
•	FDA or other regulatory action or communications
•	Financial results, including unexpected results
•	Projections of future earnings or losses
•	News of a pending or proposed merger, acquisition or other strategic transaction
•	News of the disposition of a subsidiary
•	Impending bankruptcy or financial liquidity problems
•	Gain or loss of a substantial collaborative partner, customer or supplier
•	Significant product or product candidate developments, including meeting or failing to meet milestones
•	Changes in dividend policy
•	New product or service announcements of a significant nature
•	Significant product defects, modifications or recalls
•	Significant product pricing changes
•	Stock splits or cash or stock dividends
•	New equity or debt offerings
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management
•	Listing status on an exchange or market
•	Material cybersecurity incidents

Nonpublic information is information that has not been widely disseminated to the general public, such as through a press release carried over a major news service, a public filing with the SEC or materials sent to stockholders (e.g., a proxy statement or widely disseminated prospectus). Information is also nonpublic if it has been widely disseminated to the public, but sufficient time has not elapsed to permit the investment community to absorb and evaluate the information. In general, the Company considers one full Trading Day after public release to be sufficient for investor absorption and evaluation.

Federal, state and stock exchange investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information in question is material and not trade. If you have questions regarding specific information or contemplated transaction, please contact the Company’s Chief Executive Officer.

Certain Exceptions

For purposes of this Policy, the following transactions are not subject to Trading Windows:

1.Transactions under Company Equity Incentive Plans. The exercise of stock options for cash (or via withholding of shares by the Company to cover the exercise price and/or taxes) under the Company’s equity incentive plans, but not the sale of any shares received upon such exercise (whether to pay the exercise price and/or taxes or otherwise), is exempt from this Policy. In addition, this Policy does not apply to the vesting of equity awards and corresponding delivery of shares. However, the Company does not exempt from this Policy the sale of stock received under the Company’s stock option or other equity incentive plans (pursuant to stock options, restricted stock awards, stock bonuses or otherwise) or any action taken by a participant pursuant to such plans (or awards thereunder) that results in the participant receiving consideration based on the market price of the Company’s stock.

2.Gifts of Company Securities. Gifts of Company securities are exempt from this Policy. It is important to note, however, that gifts are not allowed to circumvent the insider trading laws. For instance, an Insider’s gift of Company securities to someone during a Blackout Period that applies to such Insider, who then in turn sells Company securities in that same period, is not allowed as the Insider is not allowed to sell that security under the insider trading laws or pursuant to this Policy. Gifts of Company securities by [officers and directors of the Company] are subject to the pre-clearance procedures described above.

3.Pre-Approved Rule 10b5-1 Plans and Non-Rule 10b5-1 Trading Arrangements.

In addition, transactions effected pursuant to a pre-approved Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement (each, as defined below) will not be subject to this Policy.

Rule 10b5-1 Plans

Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense against insider trading claims if an Insider engages in transactions in Company securities outside of a Trading Window and without pre-clearance of such transactions, even when in possession of Inside Information about the Company, provided that the transactions occur pursuant to a pre-approved plan that complies with Rule 10b5-1 (a “Rule 10b5-1 Plan”) that came into existence while such Insider was not in possession of any Inside Information.

If an Insider intends to engage in transactions pursuant to a Rule 10b5-1 Plan, such plan must:

(A)	consist of a plan, arrangement or instruction that satisfies the requirements of Rule 10b5-1;

(B)	be documented in writing;
(C)	be established in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
(D)

if the Insider is an officer or director, include a certification that at the time of the adoption of the Rule 10b5-1 Plan, the Insider (1) is not aware of any material, nonpublic information about the Company or its securities and (2) is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(E)

prohibit the first trade under the Rule 10b5-1 Plan from occurring for (“cooling off” periods): (1) if the Insider is an officer or director, the longer of (x) 90 days following the adoption of the Rule 10b5-1 Plan or (y) two business days following the disclosure in certain periodic reports of the Company’s financial results for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following adoption of the Rule 10b5-1 Plan); and (2) if the Insider is not an officer or director, at least 30 days after the Insider’s entry into the Rule 10b5-1 Plan;

(F)	be established during an open Trading Window at a time at which such Insider does not possess any Inside Information about the Company; and
(G)	be pre-approved in writing by the Company’s Chief Executive Officer.

In addition, an officer or director adopting a new Rule 10b5-1 Plan may not have any other outstanding Rule 10b5-1 Plans, and may not subsequently enter into any additional Rule 10b5-1 Plans, unless otherwise approved by the Chief Executive Officer and only in cases where having multiple Rule 10b5-1 Plans is in accordance with the federal securities laws.

Non-Rule 10b5-1 Trading Arrangements

The SEC has established criteria for trading arrangements that do not satisfy all of the criteria of Rule 10b5-1 but are still intended to operate as a defense to a claim of insider trading (“Non-Rule 10b5-1 Trading Arrangements”). These criteria are set forth in Item 408 of Regulation S-K under the Securities Act of 1933, as amended. Non-Rule 10b5-1 Trading Arrangements are subject to similar procedural requirements as Rule 10b5-1 Plans but do not involve “cooling off” periods and are not subject to restrictions on overlapping plans.

Approval

Any proposed transaction in Company securities not in accordance with the specifications of an approved Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Chief Executive Officer and will be subject to all of the required transaction restrictions and procedures contained in this Policy. Any modification (including termination) of an Insider’s approved Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement requires pre-approval by the Chief Executive Officer. Such modification must occur during a Trading Window at a time at which such Insider is not in possession of any Inside Information. Note also any modification to the amount, pricing, or timing of purchases or sales of securities under a Rule 10b5-1 Plan will constitute the termination of the plan and adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1, including a new “cooling off” period, before trading can begin again.

The Chief Executive Officer may refuse to approve a Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement as they deem appropriate including, without limitation, if they determine that the applicable plan, arrangement or instruction does not satisfy the requirements of Rule 10b5-1 or Item 408 of Regulation S-K, as applicable. The Chief Executive Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement. If the Chief Executive Officer does not approve an Insider’s Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement, such Insider must adhere to all of the required transaction restrictions and procedures until such time as a plan or arrangement is approved.

Additional Information – Directors and Officers

Directors and certain designated officers of the Company must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act (“Section 16”). Section 16(b) of the Exchange Act allows the Company to recover any profit realized by any such director or officer resulting from any combination of purchases and sales of the Company’s equity securities (and any “derivative” securities) within a six-month period, whether or not they had knowledge of any Inside Information at that time. Neither the receipt of an option under the Company’s equity plans, nor the exercise of that option, will be deemed a purchase under Section 16(b); however, the sale of any such shares is a sale under Section 16(b). Directors and officers remain subject to these Section 16 requirements and restrictions for a period of up to six months after terminating their positions with the Company. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Moreover, no officer, director or insider may ever make a short sale of the Company’s stock.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Chief Executive Officer, at mmrowe@eyenovia.com.

* * * * *

Adopted by the Board of Directors on April 16, 2018, and revised on June 12, 2023 and March 11, 2025.

EYENOVIA, INC.

PRE-CLEARANCE AND COMPLIANCE
PROCEDURES

To ensure compliance with the accelerated reporting requirements for reporting insider transactions in securities of Eyenovia, Inc. (the “Company”), to help prevent any inadvertent violations of applicable federal and state securities laws, and to avoid even the appearance of trading on inside information, we are implementing the following:

1.Our Mandatory Pre-clearance Procedure. Directors and officers of the Company and its subsidiaries, and any other persons designated under our Insider Trading Policy or otherwise designated by our Board of Directors as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving Company securities (including market or private purchases or sales, option exercises, pledges, gifts, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer. A request for pre-clearance should be submitted to the Company’s Chief Executive Officer at least two days in advance of the proposed transaction. The Company’s Chief Executive Officer will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.

If pre-clearance is granted for a particular transaction, the transaction should be completed promptly, and in any event within three trading days following receipt of pre-clearance unless an exception is granted (provided that if you become aware of material nonpublic information before executing the transaction, you must cancel the transaction). Approved transactions that are not effected within this period will be subject to receiving pre-clearance again.

Any person subject to the pre-clearance requirements who wishes to implement a new trading plan under SEC Rule 10b5-1 (a “Rule 10b5-1 Plan”) or in compliance with Item 408 of Regulation S-K (a “Non-Rule 10b5-1 Trading Arrangement”) must first pre-clear the plan with the Chief Executive Officer. In addition, any officer or director of the Company who wishes to enter into such a trading plan must seek approval of the timing parameters of the trades to be made under such plan from the full Board of Directors prior to entry into the plan.

Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Those transactions, however, must be reported immediately to the Chief Executive Officer.

2.Designated Broker and New Broker Interface Procedures. The reporting of transactions will require tight interface with brokers handling transactions for our Insiders. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.

We intend to work out a coordinated procedure with a brokerage firm selected by management. Those of you who are not currently using management’s designated broker as your broker are encouraged to enter all your transactions in Company securities through such broker. (We will select a broker who can assure us that it will not seek to reinvest the funds from your transactions in Company securities or seek any of your other securities business.)

Whether you choose to use our designated broker or your own broker, we will require that you and your broker sign the enclosed Broker Instruction/Representation which imposes two requirements on the broker handling your transactions in Company securities:

(a)	Not to enter any order (except for orders under pre-approved Rule 10b5-1 Plans or Non-Rule 10b5-1 Trading Arrangements) without
●	first verifying with the Company that your transaction was pre-cleared, and
●	complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
(b)

To report immediately to the Chief Executive Officer via telephone and in writing (via e-mail or fax) the details of every transaction involving company stock, including gifts, transfers, pledges and all transactions pursuant to Rule 10b5-1 Plans and Non-Rule 10b5-1 Trading Arrangements.

Please sign and have your broker sign the enclosed Broker Instruction/Representation Form and return it to us promptly so that we can work out with your broker a coordinated procedure.

3.Broker-Assisted Cashless Exercises of Options. The Sarbanes-Oxley Act makes it illegal for issuers to extend or maintain credit, or arrange for the extension of credit in the form of a personal loan to any executive officer or director. In most cashless exercises of options, there is typically a delay of a few days from the time of exercise to the date the issuer receives the exercise price. Some attorneys have speculated that these arrangements could be deemed an impermissible extension of credit arranged by issuers for their insiders. Consequently, unless and until this issue gets resolved to our satisfaction, we must insist on receipt of cash simultaneous with any issuance of shares pursuant to exercise of an option by an insider. We believe that most brokers can do cashless exercises for you this way.

Any person who has a question about these procedures or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Executive Officer, or from Megan Gates at Covington & Burling LLP, our outside counsel, at (617) 785-4653.

Certification

All directors, officers and employees subject to the procedures set forth in this document must certify their understanding of, and intent to comply with, such procedures. Please return the enclosed Insider Certification immediately.

Broker Instruction/Representation

[Name and Address of Broker]

Re: Eyenovia, Inc.

Ladies and Gentlemen:

As my designated broker for effecting transactions in the securities of Eyenovia, Inc. (the “Company”), I hereby instruct you to follow the following procedures in connection with executing any trade or other transaction in Company securities on my behalf:

1.

Do not enter any order (except for orders under pre-approved plans intended to comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (“Rule 10b5-1 Plans”) or Item 408 of Regulation S-K promulgated under the Securities Act of 1933 (“Non-Rule 10b5-1 Trading Arrangements”)) without

●	first verifying with the Company that the transaction was pre-cleared, and
●	complying with your firm’s compliance procedures (e.g., Rule 144); and
2.

Report immediately to the Company via telephone and in writing (via e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges and all transactions pursuant to Rule 10-1 Plans and Non-Rule 10b5-1 Trading Arrangements.

Company contacts:	Primary Contact:

Phone: ( )

Fax: ( )

Email:

Backup Contact:

Phone: ( )

Fax: ( )

Email:

[Signature Page Follows]

Name of Insider

(Signature of Insider)

The undersigned broker confirms receipt of this instruction letter and agrees to comply with the terms hereof:

Name of Broker

(Signature of Authorized Signatory for Broker)

Insider Certification

The undersigned, an employee, consultant, officer or director of Eyenovia, Inc. (the “Company”), hereby certifies to the Company that:

1.	he or she has received and understands his or her obligations outlined in the Company’s Pre-clearance and Compliance Procedures; and
2.	he or she intends to comply with those procedures.

Name of Insider:

Signature of Insider: